Exhibit 99.2

Capital Trust Q2 ‘06 Earnings Call

August 9, 2006

Conference Coordinator:

Hello and welcome to the Capital Trust second quarter 2006 results conference call. Before we begin, please be advised that the forward-looking statements expressed in today’s call are subject to certain risks and uncertainties including, but not limited to, the continued performance, new origination volume and the rate of repayment of the Company’s and its Funds’ loan and investment portfolios; the continued maturity and satisfaction of the Company’s portfolio assets; as well as other risks contained in the Company’s latest Form 10K and Form 10Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

There will be a Q&A session following the conclusion of this presentation. At that time, I will provide instructions for submitting a question to management. I will now turn the call over to John Klopp, CEO of Capital Trust.

John Klopp:

Good morning everyone. Thank you for joining us once again and for your continued interest in Capital Trust.

Last night we reported our results for the second quarter and filed our 10-Q. Needless to say, we are pleased with our performance – 91 cents per share, up 57% year-over-year and 28% compared to Q1, and the best in the Company’s history. We are also pleased with the overall direction of our business and feel good about the rest of the year and, before Geoff walks you through the detailed numbers, I want to take a moment to explain why.

Our optimism stems from two sources: our platform and our people. In an ever more competitive market, we believe that a key to success is the ability to be nimble and opportunistic, while always preserving discipline. And after almost 10 years in business, we have learned that you simply can’t do that if your company is tied to a single product type, investment style or origination channel. At Capital Trust, we have built our platform on a foundation of solid credit underwriting and creative financial structuring. These principles underpin everything that we do. But, we have also staffed that platform with great people – people who have the experience and sophistication to adapt to a rapidly changing marketplace and find the best investment opportunities available at any point in time.

For example, in the first quarter we found value in BBB rated CMBS and 75% of our originations were longer term, fixed rate bonds that we simultaneously financed with our fourth CDO. In contrast, in Q2 we found value in mezzanine loans and B Notes, including several large corporate transactions, and over 90% of our originations took the form of loans. These new investments are collateralized by a mix of product types (including retail, multi-family, hotel, healthcare and office assets), are located throughout the country and were sourced through a variety of channels, both direct and indirect. For Q3, look for the mix to change again, to include more first mortgages and construction loans, as we seek out the best risk-adjusted returns available in the market. In the future, look for us to push the envelope even further, expanding into new products like synthetics and exploring new markets outside the U.S.

Another example of the power of CT’s platform was the closing during the second quarter of our newest private equity fund, CT Large Loan 2006. This fund was designed to complement CT’s balance sheet activities, giving us the discretionary capital to commit to very large transactions while providing our private clients the opportunity to invest side-by-side with CT. In under 90 days from start to finish, we raised $325 million of equity capital from eight investors, seven of whom were repeat partners. Large Loan also closed its first investment during the quarter, purchasing a $100 million pari-passu investment in a $150 million B Note secured by a premier super-regional mall. We sole-sourced this opportunity based on our intimate knowledge of the underlying asset, our strong relationship with the senior lender and our ability to commit firm for a $150 million subordinate position. When the dust settled, CT ended up with an attractively priced $50 million investment on its balance sheet, plus an annualized management fee of $750,000 from the fund. Our second Large Loan investment, a mezzanine tranche of the financing for a REIT privatization, is about to close and we have several additional transactions in the pipeline. Going forward, look for us to create additional investment management vehicles that extend our reach into adjacent products and investment strategies.

Strategy is important but people get the job done and I believe that Capital Trust has the best team in the business. A perfect example is our newly-minted Chief Credit Officer, Tom Ruffing. Tom is a career real estate finance pro, having cut his teeth doing banking, workouts and REO sales at JP Morgan Chase before joining CT five years ago. Tom will continue running our Asset Management and rated Special Servicing functions, and will now step up to work even more closely with Steve Plavin on the underwriting and credit process for new investments. He is just one example of the smart, motivated and dedicated people who collectively are the true key to our success.

We believe that our unique combination of platform and people will continue to pay off for Capital Trust’s shareholders. The best example of this is our dividend, which we increased by 17% from 60 cents to 70 cents for Q2. Going forward, we will stick to our policy and set the regular quarterly dividend at a level that we believe is comfortably supportable by recurring, run-rate earnings. I will now turn it over to Geoff Jervis, our CFO, to take you through the financials for the second quarter.

Geoffrey Jervis:

Thank you John and good morning everyone.

First, to the balance sheet:

During the period, total assets increased by 13% from last quarter, driven primarily by increases in interest earning assets -- defined as CMBS, loans and total return swaps. For the three month period, these assets grew by approximately $200 million to $2.1 billion at quarter end. Originations of interest earning assets totaled $378 million and partial and full repayments totaled approximately $175 million for the period. Originations were comprised of $24 million of CMBS, $351 million of loans and a $3 million total return swap. The weighted average all-in effective rate on new originations was 9.99%, comprised of 8.84% for new CMBS and 9.98% for new loans. The new total return swap, that effectively has imbedded leverage, carries a 20.56% return. Using the snapshot of June 30, the entire $2.1 billion portfolio of interest earning assets had a weighted average all-in effective rate of 8.62% -- which was comprised of 7.42% for CMBS, 9.41% for loans and 19.55% for total return swaps. From a credit standpoint, the CMBS portfolio has an average credit rating of BB and the loan portfolio has an average appraised loan to value of 68%. Credit for the entire portfolio remains strong across all investment categories. Inside the loan portfolio, the only non-performing asset at quarter end remains the $8 million Mexican loan we have discussed in the past.

Moving down the balance sheet - equity investment in funds decreased by $4.5 million to $9.8 million from $14.3 million last quarter. The decrease is a result of the continued ordinary course liquidation of the CT Mezzanine Partners funds as well as the acceleration and full amortization of $1.8 million of capitalized costs associated with our Venture Agreement with Citigroup, as we no longer expect to co-sponsor investment management vehicles pursuant to that agreement. Performance at the funds remains strong with no non performing loans. Fund II continues to wind down and as of today, we have only two remaining investments. At Fund III, as of June 30th, we had 10 investments with total assets of $375 million. As we have disclosed in the 10Q, the promote value to us embedded in Fund II and Fund III, assuming liquidation at June 30th, is $2.5 million and $6.7 million, respectively. Collection of the promotes is of course dependent upon, among other things, performance at the funds and timing is very difficult to predict. That said, we do expect the remainder of the Fund II promote to come in during 2006 and to begin to collect Fund III promote starting at the end of 2007.

In addition to Fund II and Fund III, we also manage CT Large Loan 2006, our new private equity fund that held its initial and final closings during the quarter. The fund made its first investment in May, purchasing a $100 million pari passu interest in a $150 million subordinate mortgage interest that we originated, with CT holding the remaining $50 million on balance sheet. At June 30th, the fund had just the one investment with a book value of $100 million and we earn management fees of 0.75% per annum of that asset.

Continuing down to the other assets on the balance sheet, deposits and other receivables were higher than usual this quarter at $49.9 million compared to $3.9 million last quarter. The vast majority of this change was a result of asset repayments that occurred late in the quarter, but where we had not received the cash from the loan servicing system at quarter end. Since quarter end, we have received all of the cash from the servicers on these loans.

One more item of note in assets, our interest rate swap agreements, which we entered into in connection with fixed rate originations, continue to increase in value as rates move - and at quarter end, interest rate hedge assets were recorded at $15.5 million, up from $7.7 million at March 31st.

On the right hand side of the balance sheet, total Interest Bearing Liabilities, defined as CDOs, repurchase obligations and trust preferred securities, were $1.6 billion at June 30th and carried a weighted average cash coupon of 5.85% and a weighted average all-in effective rate of 6.05%.

Our CDO liabilities at quarter end totaled $1.3 billion – this number represents the notes that we have sold to third parties off of our four CDOs. At quarter end, the all in cost of our CDOs was 5.79%. All of our CDOs are performing, fully deployed and in compliance with their respective interest coverage, overcollateralization and reinvestment criteria.

Our repurchase obligations continue to provide us with a revolving component of our liability structure from a diverse group of counterparties at ever improving economic terms. At quarter end we had borrowed $334 million and had $900 million of commitments from six counterparties. We remain in compliance with all of our facility covenants.

During the second quarter we paid our first quarterly dividend out on the $50 million of trust preferred securities that we issued in the first quarter. The securities have a 30 year term and carry a cash cost of 7.45% and 7.53% on an all in basis.

A new item in liabilities in the second quarter is participations sold. These are loans that we closed at CT and we subsequently sold participations interests in these loans to third parties during the quarter. In accordance with GAAP, we are required to present the participations sold on a consolidated basis – with the amounts sold recorded as assets and liabilities on our balance sheet and the amounts paid to our participants shown as both interest income and interest expense on our income statement. At June 30th, we recorded $156 million of Participations Sold on the balance sheet as loans receivable and liabilities and the pass through rate on these participations was 8.89%.

Over to the equity section, book value at quarter end was $359 million, equating to $23.13 on a per share basis. This represents a $0.75 increase to book value per share from last quarter. Changes in book value are primarily attributed to the increase in the value of our interest rate swaps and our retention of earnings as net income exceeded dividends by $3.5 million during the quarter. At June 30th, our debt-to-equity ratio (defined as the ratio of Interest Bearing Liabilities to equity) was 4.6-to-1 compared to 4.5-to-1 at March 31st.

As always, we remain committed to maintaining a matched asset/liability mix. At quarter end, we had approximately $200 million of net positive floating rate exposure on our balance sheet. Consequently, an increase in LIBOR of 100 basis points would increase annual net income by approximately $2.0 million. Conversely, a 100 basis point drop in LIBOR would decrease our earnings by that same amount.

Our liquidity position remains strong, and at quarter end we had $14 million of cash and $88 million of immediately available borrowings under our repo facilities for total liquidity of $102 million.

Turning over to the income statement, we reported net income of $14 million or $0.91 per share on a diluted basis, representing growth of 57% on a per share basis from the second quarter a year ago.

The primary driver of net income growth was an increase in interest income related to the growth in interest earning assets for the quarter. Net interest income was $20.0 million for the period, an increase of $8.7 million (or roughly 77%) relative to a year ago. As one might expect, this amount includes a significant amount of prepayment penalties, exit fees and discount realization during the quarter to the tune of $3.5 million.

Other revenues, primarily management and advisory fees from our funds, was $1.2 million, lower than in the past as Fund II and Fund III continue to pay down, offset by the added impact of the Large Loan fund.

Moving down to other expenses, G&A was $5.7 million for the quarter, $400,000 higher than Q2 2005 due to increased employee compensation expense. Depreciation and amortization increased by $1.8 million from $280,000 to $2.1 million as a result of our expensing all of the capitalized costs relating to the Venture Agreement as we have previously discussed.

We recorded a tax benefit of $770,000 for the Company as we recorded a loss at CTIMCO. This $770,000 represents primarily a recapture of federal taxes paid in the past and we expect to receive a cash refund or credit for that amount during the year.

As usual, we had a number of items that were arguably non-recurring during the quarter both positive and negative. When you sort through the numbers, backing out 100% of prepay fees and penalties, extraordinary amortization and tax benefits, we earned approximately $0.75 per share on a diluted basis.

During the quarter we paid a $0.70 per share dividend an increase of $0.10 per share or 17% from the previous quarter’s dividend of $0.60 per share. Given our earnings for the second quarter, we will reevaluate our dividend rate with the Board before we declare our next dividend.

That wraps it up for the financials, and at this point, I'll turn it back to John.

John Klopp:

Thanks Geoff. David, we can open it up now for questions from any and all.

Conference Coordinator:

At this time, if you would like to ask a question, please press the star and one on your touchtone phone. You may withdraw your question at any time by pressing the pound key. We will take our first question from Don Destino with JMP Securities.

Don Destino:

Forgive me if I’m asking things that have been covered. I’m trying to listen to two calls at the same time. Geoff, I’m wondering if you are being a little conservative on your recurring earnings number. Is that 75 cents? Obviously you’re kicking out all of the prepayment fees. Are you making any adjustment for the foregone earnings from those loans that repaid or did those loans repay right at the end of the quarter and so there wasn’t really any foregone earnings from the prepaid loans?

John Klopp:

Don, I’ll start it even though you directed it to Geoff. Yes, I think we are being typically and consistently conservative. To get to that 75 cent number we are backing out 100% of the prepayments and accelerations which did not all occur at quarter end. They occurred and were spread throughout the quarter. But in the interest of being as conservative as we possibly can, that’s the way we characterized that number. I think we have the ongoing conversation because if you follow us quarter by quarter, you see that we regularly have an amount of prepays that are related to early accelerated payoffs of loans. And you can argue that not 100% of those should be excluded in terms of our calculation of recurring earnings. But in order to be as conservative and consistent as we possibly can that’s the way we calculated that number.

Don Destino:

Got it. The next question to John or maybe Steve if he’s on the line. It looks like for the second quarter in a row on the lending side you guys focused a little bit more on higher LTV, higher spread mezzanine product. Are those just the types of deals that you saw this quarter? Or is there anything going on in your opinion on pricing higher up in the LTV capital structure?

Stephen Plavin:

Hey Don, this is Steve. I don’t think there’s anything going on in pricing. We had a couple of large opportunistic transactions that hit this quarter, and we’re seeing continuing opportunities as the result of the privatization of some of the public REITs.

With that trend, we hope to see more opportunities to make larger investments, and, ideally, at wider spreads. We are seeing more transitional assets now, and some of those transitional assets won’t get split A/B. They’ll be originated just as floating rate whole loans. As a result, we focused more of our origination effort on those kinds of loans. You’ll see more of that going forward in addition to our regular mix of mezzanine loans and B-notes.

Don Destino:

Will we see an increase in the participation sold lines on the balance sheet where you can take those down and sell off the senior piece?

John Klopp:

Certainly, to the extent that what we’re doing is co-originating side-by-side with the Large Loan fund. One hundred million dollars of that amount reflects the pari-passu interest that we closed and then subsequently sold to the Large Loan fund. So to the extent that there’s more of that - and we expect there will be and that is exactly why we raised that pool of capital - that will contribute to the line item or those line items on both sides of our balance sheet. To the extent that we find opportunities to originate whole loans and sell off senior portions as a way of effectively financing a subordinate position and manufacturing our own subordinate position, then you’ll see, in certain instances, that line item appear also.

Don Destino:

Got it. And then finally, we saw in one of the rags that you participated in a loan that was a first mortgage construction loan of a decent size. So just some color around that. Is that a one-off opportunistic thing or do you see opportunities in construction loans. Maybe something about the profitability of those loans versus other things you are doing? And then the hold size, I assume that the construction loan takes a while to be drawn down. But are those hold sizes ones that you’re comfortable with?

Stephen Plavin:

We are seeing more construction lending opportunities. We do think that in many instances it’s a good time in the cycle to capitalize on those opportunities in many markets including the market that we made this construction loan in. Completed buildings are selling well in excess of replacement cost. So if you have an opportunity to make a construction loan with a strong sponsor in a well located building, you feel very good about loan-to-value relative to loan-to-cost. We’ve seen that trend in a few other markets and we are actively pursuing those. As it relates to hold amounts, the initial outstanding balance on these construction loans are typically very small; just a land advance in the very beginning of construction and they increase over time. As our outstanding balances increase and our overall portfolio of construction loans increase, we will re-evaluate our hold position. But right now, we’re very comfortable with what we see out there and what we have in our portfolio.

Don Destino:

Great. That’s very helpful. Thank you very much.

Conference Coordinator:

Once again, to ask a question, please press the star and one on your touchtone phone. We will go next to John Moran from Cohen Brothers. Please go ahead.

John Moran:

Thanks, good morning guys. I was just wondering if you could touch base quickly on how fast you anticipate the ramp up in Large Loan? I know that you had mentioned that you’ve identified a second opportunity here and that you expect to close near term. Could you provide any detail about the size of that and where you see Large Loan going over the next six months or so?

Stephen Plavin:

Large loans by definition are deals where overall loan size is greater than $50 million. Most of what we’re seeing is in connection with these large REIT LBOs. It’s very difficult to predict how many of those get done, and how many of those deals we’re able to capture a meaningful proportion of the financing. So I don’t think I can offer you any real, specific projection. We do believe there are good opportunities going forward. There’s a lot of activity. I’m sure you guys have some view in terms of which REITs might get taken out. We are actively and aggressively pursuing all of those opportunities trying to decide which ones we’re comfortable with the credit, and then trying to get the best positions we can in those financings.

John Moran:

Could I ask you guys to just give a quick update on your credit outlook. I know that Geoff had mentioned in his prepared remarks that in the portfolio everything is looking very solid. If you have any concerns in particular property types or geographies would you mind sharing those?

Stephen Plavin:

In general, we’re feeling pretty good about most asset classes in most markets. We are careful not to redline anything because we don’t want to foreclose out any opportunities that might present themselves. Across the country there’s certainly a slowdown in for-sale housing. As it relates to land loans related to for-sale housing and condominiums we will continue to be, as we always have been, extremely conservative in how we view those opportunities. Opportunistic possibilities may emerge in those sectors as well going forward, and we are very mindful of that.

John Moran:

Great. Thank you very much.

Conference Coordinator:

It appears that there are no further questions at this time. Excuse me, a question has just been submitted by James Shanahan of Wachovia. Please go ahead sir.

James Shanahan:

Thank you. I actually thought that I was in the queue. I apologize. Thanks for taking the call. I have a couple questions. What has been the impact on average over the last few quarters on interest income from the realization of prepayment penalties, exit fees and discounts? Would you consider breaking that out as a separate line item on the income statement going forward?

Geoffrey Jervis:

As far as the impact on a quarter-to-quarter basis, I don’t have all the figures in front of me, but certainly we do our best to disclose it every quarter. This quarter it is $3.5 million. Typically, it’s the acceleration of a fee that we had otherwise been amortizing over a different expected life for a loan whether it be an exit, or origination, or a penalty, or otherwise. All of these items are appropriately housed inside our interest income line, and we will probably not break them out. We expect to continue to disclose them in the press releases and on the calls as appropriate.

James Shanahan:

Can you also review the commentary again associated with the wind down of Fund II? I think I missed some of the numbers. Are you saying that Fund II will be wound down by the end of this year? And will the achievements of the full $2.5 million incentive fee also be achieved in the second half?

Geoffrey Jervis:

Right now with the number of assets in the fund; we are evaluating whether or not it makes sense to call that fund. Whether or not we do depends upon our co-sponsor, Citigroup, agreeing with us and executing whatever wind down that is in conjunction with the terms of the documents. It is likely that either in the third or the fourth quarter that fund does go away. And if it does, I encourage you to look at the 10Q. You will see not only the positive benefits from what promotes we would realize, but also you would get a sense of some of the capitalized costs associated with Fund II that remain on our balance sheet that are being amortized. Those would go away and be expensed through the income statement. The promote would be a cash impact, and the acceleration of the amortization of the capitalized costs would obviously be a non-cash impact. If you go to Note 6, Equity Investment in Funds, there is a new chart this quarter that breaks out what capitalized costs are. With respect to Fund II, there are $1.8 million remaining on June 30th at Capital Trust as well as about a half-million dollars of capitalized costs at the General Partner.

James Shanahan:

Thank you.

Conference Coordinator:

We’ll take our next question from Richard Shane with Jeffries & Company. Please go ahead.

Richard Shane:

Good morning guys. Thank you for taking my question. When I look at the numbers in terms of G&A, the trends have been pretty favorable over the last year. We saw a slight up-tick this quarter but nothing meaningful. I’m curious as you expand the flexibility of the model and the ability to start looking at an even wider set of asset classes, should we expect additional staffing? How should we be looking at G&A?

John Klopp:

There are a couple of different aspects. Number one, we continue to believe that we have significant capacity in this platform particularly in the context of adding assets under management both on our balance sheet and in our funds. That expansion capability and that operating leverage definitely exist. Certainly, as we add new products or enter into new sectors, there will probably be, at the margin, a few more people that we need to add. As we ramped up our CMBS in the beginning of this year, we hired an individual who has a lot of experience in the CMBS world and who focuses explicitly on that area. As we move into other asset categories you might see the same kind of thing. In general, we feel like we’ve got a platform that has unutilized capacity, and we think that’s part of Capital Trust’s advantage going forward. Having said all of that, the most important thing is our people, and we need to keep them, keep them happy, and keep them here. We’ve done a pretty good job of that.

Richard Shane:

Absolutely. And it looks to me like you’re doing a good job managing expenses there. On a more general level, are you seeing salary increases across the board? Are you seeing the competitive pressures due to all the capital that’s flowing into the sector driving the price for good employees up significantly? Is that something you’ve noticed?

John Klopp:

The one word short answer is “yes.” There is an amazing amount of competition in this sector. We’ve talked about that quarter in and quarter out and it translates into competition for good people. I think that we correctly are perceived as having the best people in the sector. It is competitive and we need to be in a position to retain our people. We try very hard to do that, but the answer is “yes.” There is competition for deals and there is competition for the people who make them happen. It’s just a fact of life. We’ve been trying to hold our expenses as carefully in line as we can, but that’s a reality of the marketplace today.

Richard Shane:

Got it. And have you actually lost any significant employees to competitors?

John Klopp:

No. To competitors, short answer is “no.”

Rick Shane:

Okay great. Thank you very much.

Conference Coordinator:

It appears that we have no further questions at this time. I would now like to turn the program back over to our presenters for any closing remarks.

John Klopp:

The closing remarks are nothing more than thank you very much for your continued interest. Obviously we got off easy this morning, maybe scheduling and maybe good results, maybe both. But we look forward to talking to you next quarter and keep your eye on us. Thank you.

END